UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report: October 24, 2008

(Date of earliest event reported)

QUEST RESOURCE CORPORATION

(Exact name of registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation or organization)	0-17371 (Commission File Number)	90-0196936 (I.R.S. Employer Identification Number)

210 Park Avenue, Suite 2750

Oklahoma City, Oklahoma 73102

(Address of principal executive offices, including zip code)

(405) 600-7704

(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On October 24, 2008, Quest Resource Corporation (the “Company”) entered into a First Amendment to Amended and Restated Credit Agreement (the “QRC Amendment”) that, among other things, amended and/or waived certain of the representations and covenants contained in the Amended and Restated Credit Agreement (the “QRC Credit Agreement”) dated as of July 11, 2008 between the Company and Royal Bank of Canada (“RBC”) in order to rectify any possible covenant violations or non-compliance with representations and warranties as a result of (1) the questionable transfers of funds from the Company, Quest Energy Partners, L.P. ("Quest Energy") or an affiliate of Quest Energy by Jerry Cash, the Company’s former Chairman of the Board and Chief Executive Officer and (2) not timely settling certain intercompany accounts among the Company, Quest Energy and Quest Midstream Partners, L.P. ("Quest Midstream"). The QRC Amendment is among the Company, as borrower, the Company’s wholly-owned subsidiaries that have guaranteed the QRC Credit Agreement, and RBC, as administrative agent, collateral agent and a lender.

The QRC Amendment also added a $6 million term loan (the “Additional Term Loan”) to the $35 million term loan under the QRC Credit Agreement (the “Original Term Loan”). The maturity date for the Additional Term Loan is November 30, 2008. As of October 24, 2008, the Company has borrowed $2 million of the $6 million available under the Additional Term Loan, and the Original Term Loan was fully drawn. The remaining $4 million under the Additional Term Loan will be available to the Company during the first week of November 2008, subject to certain conditions being met, including, entering into amendments to the credit agreements for Quest Energy and Quest Midstream.

Interest will accrue on the Additional Term Loan (and on the Original Term Loan) at either LIBOR plus 10% (with a LIBOR floor of 3.5%) or the base rate plus 9.0%. The base rate varies daily and is generally the higher of the federal funds rate plus 0.50%, RBC’s prime rate or LIBOR plus 2.5% (but without the LIBOR floor). The Additional Term Loan may be prepaid without any premium or penalty, at any time.

If the Company receives any net cash proceeds from a sale of assets or a sale of equity interests in certain subsidiaries, the Company will be required to apply the net cash proceeds as follows: first, to repay the Additional Term Loan; second, the next $4.5 million will be applied to prepay the next three quarterly principal payments due on the Original Term Loan on the last business day of December 2008, March 2009 and June 2009; third, subject to certain conditions being met and the net cash proceeds being received by January 31, 2009, up to $20 million for the Company’s own use for working capital and to make capital expenditures for the development of its Oil and Gas Properties (as defined in the QRC Credit Agreement); and fourth, any excess net cash proceeds to repay the Original Term Loan. The Company will be required to apply all of the net cash proceeds from the issuance of any debt and 50% of the net cash proceeds from the sale of any equity securities to first repay the Additional Term Loan, second to repay the Original Term Loan, and then to the Company.

Quest Oil & Gas, LLC, Quest Energy Service, LLC, Quest Mergersub, Inc. and Quest Eastern Resource LLC will continue to guarantee all of the Company’s obligations. The Additional Term Loan, like the Original Term Loan, is secured by a first priority lien on substantially all of the Company’s assets and its subsidiaries’ assets (and, like the Original Term Loan, the assets of each of Quest Midstream GP, LLC, Quest Midstream and each of their subsidiaries and Quest Energy GP, LLC, Quest Energy and each of their subsidiaries are not pledged to secure the Additional Term Loan).

The QRC Amendment also amended the definition of consolidated EBITDA to add back a certain limited amount of the fees and expenses of the internal investigation and forensic accounting investigation relating to the Misappropriation Transaction (as defined in the QRC Amendment) and the related restructuring.

The Company paid a 25 basis point amendment fee based on the outstanding principal balance of the Original Term Loan and a 50 basis point commitment fee on the principal amount of the Additional Term Loan.

The summary of the QRC Amendment does not purport to be complete and is subject to, and is qualified in its entirety by, reference to the QRC Amendment, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On October 24, 2008, the Company entered into a First Amendment to Amended and Restated Credit Agreement with RBC to add a $6 million term loan, due November 30, 2008, to the $35 million term loan under the Amended and Restated Credit Agreement.

See the information set forth under Item 1.01 above, which is incorporated herein by reference.

Item 7.01 Regulation FD Disclosure.

On October 30, the Company issued a press release announcing the execution of the QRC First Amendment. A copy of the press release is furnished with this Current Report on Form 8-K as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits

Exhibit Number	Description

10.1	First Amendment to Amended and Restated Credit Agreement, dated as of October 24, 2008, by and among Quest Resource Corporation, Royal Bank of Canada and the Guarantors party thereto.

99.1	Press release of Quest Resource Corporation dated October 30, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

QUEST RESOURCE CORPORATION

/s/ David C. Lawler
By:	David C. Lawler
President

Date: October 30, 2008